EXHIBIT 99.1

CONTACTS From: Morgan Dub Karpo	For: Emily Leverone Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
mdubkarpo@ddcworks.com	eleverone@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 746-2595

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires Three Grocery-Anchored Shopping Centers, Expands Presence in Three States

CINCINNATI, OH, October 30, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of three grocery-anchored shopping centers: Courthouse Marketplace, The Fresh Market Shopping Center, and Pioneer Plaza. These acquisitions expand the Company’s presence in Virginia, Illinois, and Oregon, and add the first Fresh Market grocery-anchored property to its portfolio.

Courthouse Marketplace is a 106,863 square foot grocery store-anchored shopping center located in Virginia Beach, Virginia. Harris Teeter anchors Courthouse Marketplace and is a leading grocer in the Mid-Atlantic region. Other national tenants include The UPS Store, Great Clips and Wendy’s. The shopping center serves as a hub for more than 7,000 city employees working in the Municipal Center and Courthouse Complex across the street.

The Fresh Market Shopping Center in Normal, Illinois, home of Illinois State University, is anchored by a Fresh Market grocery store. The Fresh Market is a leading grocer in the high growth fresh format category. This is the first Fresh Market grocery store anchored shopping center in the Company’s portfolio. Other national tenants at the 76,017 square foot center include Dick’s Sporting Goods and Marshalls.

Pioneer Plaza is a 96,027 square foot shopping center located in Springfield, Oregon, part of the Eugene, Oregon metropolitan statistical area, which includes the University of Oregon. Pioneer Plaza is anchored by a Safeway grocery store. Safeway is the leading grocer by market share in the greater Eugene area. The center also includes national tenants such as Bank of America, Edwards Jones, Sprint, and Payless Shoes.

“We are excited about these acquisitions because we believe they support our objectives of creating a diversified and balanced portfolio, and partnering with our tenants to deliver a great shopping experience to their customers,” said Jeff Edison, CEO of the Company.

With the acquisitions of Courthouse Marketplace, The Fresh Marketing Shopping Center, and Pioneer Plaza, the Company’s current portfolio is comprised of interests in 64 properties anchored by 27 leading grocers in 21 states, with an aggregate portfolio purchase price of approximately $925 million.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of October 30, 2013, the Company owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 64 grocery-anchored shopping centers totaling approximately 6.6 million square feet.  For more information on the Company, please visit the website at www.phillipsedison-arc.com.

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